Exhibit 99 (a)(1)(D)

Amended Offer Letter to Purchase for Cash

by

Selway Capital Acquisition Corporation

of

up to 839,965 Series B Shares of common stock

at a Purchase Price of $10.30 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON TUESDAY, AUGUST 13, 2013, UNLESS THE TENDER OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Amended Offer Letter, dated July 26, 2013 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Selway Capital Acquisition Corporation (the “Company”), a Delaware corporation, to the stockholders holding Series B Shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), to purchase, during the Offer Period, up to 839,965 Shares for a purchase price of $10.30 per share, net to the seller in cash, without interest.  The “Offer Period” is the period of time commencing on Thursday, May 9, 2013 and ending at 5:00 p.m. Eastern Time, on Tuesday, August 13, 2013, or such later date to which the Company may extend the Offer (the “Expiration Date”).

References to “HCCA” are to Healthcare Corporation of America, a New Jersey corporation. References to the “Merger” are to the merger of Selway Merger Sub, Inc., a New Jersey corporation and wholly owned subsidiary of the Company, into HCCA, pursuant to an Agreement and Plan of Merger dated January 25, 2013 (the “Agreement”), resulting in HCCA becoming a wholly owned subsidiary of the Company.

As a result of the closing of the Merger and the other transactions contemplated by the Agreement, the Company operates its business through its wholly owned subsidiary, HCCA. HCCA is a rapidly growing Pharmacy Benefit Manager, or PBM. HCCA’s mission is to reduce prescription drug costs for clients while improving the quality of care. HCCA administers prescription drug benefit programs for employers who contract with HCCA directly in order to provide this component of healthcare benefits to their employees. HCCA also is the PBM for health benefit companies who partner with HCCA in order to provide prescription drug benefits along with their core offering, other health benefits like medical insurance, to their clients. HCCA’s growing customer base includes commercial clients of various sizes and industries, business associations and trade groups, and local government entities, labor unions and charitable and non-profit organizations. HCCA’s business model is firmly based on price transparency and proactive benefit cost management. HCCA’s brand in the marketplace is Prescription Corporation of America, or PCA.

The Offer is being made pursuant to the Company’s organizational documents to provide holders of Shares with an opportunity to redeem their Shares for a pro-rata portion of the trust account established at the time of the Company’s initial public offering (the “Trust Account”).

NO SCRIPT OR FRACTIONAL SHARES WILL BE PURCHASED. SHARES MAY ONLY BE TENDERED FOR CASH.

THE OFFER IS CONDITIONED ON CERTAIN CONDITIONS AS DESCRIBED IN THE OFFER LETTER.

You may tender and redeem some or all of your Shares.  Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to submit your Shares.

On the terms and subject to the conditions of the Offer, the Company will allow you to redeem all Shares properly tendered before the Expiration Date and not properly withdrawn at a purchase price of $10.30 per share. Such purchase price is equal to the per share amount on deposit in the Trust Account as of the commencement of the Offer (excluding interest earned thereon), less taxes payable

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may redeem your Shares at a purchase price of $10.30 per share, without interest.

2.	The Offer is subject to certain conditions set forth in Sections 1 through 4 of the Offer Letter.

3.	The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, August 13, 2013, unless the Company extends the Offer.

4.	The Offer is for up to 839,965 Shares, constituting all of the issued and outstanding Shares of the Company as of May 9, 2013.

5.	Tendering stockholders who are registered stockholders or who tender their Shares directly to American Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, August 13, 2013, unless the Offer is extended.

The Offer is being made solely under the Offer Letter and the Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company’s management nor its Board of Directors, Officers, or Employees, nor the Depositary or the Information Agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any Shares. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors. You must decide whether to tender your Shares and, if so, how many Shares to tender.  In doing so, you should read carefully the information in the Offer Letter and the Letter of Transmittal.

Instruction Form with Respect
to the
Amended Offer to Purchase for Cash

by
Selway Capital Acquisition Corporation

of

up to 839,965 Series B Shares of common stock

at a Purchase Price of $10.30 Per Share

The undersigned acknowledges receipt of your letter and the enclosed Amended Offer Letter, dated July 26, 2013 (the “Offer Letter”), and the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the ‘‘Offer’’), in connection with the offer by Selway Capital Acquisition Corporation (the “Company”), to the stockholders holding Series B Shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), to purchase, during the Offer Period, up to 839,965 Shares for a purchase price of $10.30 per share, net to the seller in cash, without interest.  The “Offer Period” is the period of time commencing on Thursday, May 9, 2013 and ending at 5:00 p.m. Eastern Time, on Tuesday, August 13, 2013, or such later date to which the Company may extend the Offer (the “Expiration Date”).

The undersigned hereby instructs you to tender the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer Letter; (2) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (3) the future value of the Company’s Shares is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer Letter; and (5) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the tender offer and the disposition of Shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

(continued on following page)

Number of Shares to be tendered by you for the account of the undersigned: _________________

*	No script or fractional shares will be purchased. Shares may only be tendered for cash.

**	Unless otherwise indicated it will be assumed that all Shares held by us for your account are to be tendered.

Signature(s):

Name(s):

                (Please Print)

Taxpayer Identification Number:

Address(es):

                (Including Zip Code)

Area Code/Phone Number:

Date:                                                          , 2013